Exhibit 99.3

[Unofficial English Translation]

AGREEMENT

made and entered into at Ramat Gan on the 2nd day of March 2014

Between:	EMBLAZE LTD.
Publ. Co. 52-004292-0
Azrieli Center, Triangular Tower, 40th floor
(hereinafter: “the Purchaser”)
of the one part;

And: 1.	ZWI W. & CO. LTD.
Co. No. 51-271597-0
of 7 Hashikma Street, Savyon
(hereinafter: “Zwi”)

And: 2.	YOSSI WILLI MANAGEMENT & INVESTMENTS LTD.
Co. No. 51-241603-3
of 76 Kaplan Street, Herzliya

Y.M. DEKEL – HOLDINGS & INVESTMENTS LTD.
Co. No. 51-275078-7
of 76 Kaplan Street, Herzliya

JOSEPH WILLIGER
I.D. 054248307
of 76 Kaplan Street, Herzliya
(the three jointly referred to below as: “Joseph”)

(Zwi and Joseph will henceforth be referred to jointly as: “the Sellers”)

of the other part;

(The Purchaser and the Sellers will henceforth be referred to collectively as: “the Parties”)

WHEREAS:
The Sellers are the controlling shareholders in Willi-Food Investments Ltd. (hereinafter: “the Company”), a public company whose shares and debentures are traded on the Tel Aviv Stock Exchange Ltd.; and

WHEREAS:
The Sellers are the controlling shareholders in the Company by virtue of their holding of 7,722,297 ordinary shares of NIS 1 par value each, of the Company which represents about 58.04% of the issued and paid-up share capital of the Company and approximately 58.62% of the voting rights in the Company (approximately 55.16% of rights in the capital of the Company on the assumption of a full dilution and about 55.69% of the voting rights in the Company on the assumption of a full dilution) (hereinafter: “the Shares Sold”); and

WHEREAS:
On March 7, 2014, Z.B.I. Ltd. is due to distribute to its shareholders as a dividend in kind its holdings in B.G.I. Investments (1961) Ltd. (hereinafter: “BGI”), a controlling shareholder in the Purchaser, so that after implementation of the aforesaid distribution, Z.B.I. Ltd. will no longer hold BGI), so that at the date on which the Agreement comes into force, the Purchaser will be the owner of a single “layer company”, as this term is defined in the Law for Promotion of Competition and Reduction of Centralization, 5774-2013 (hereinafter: “the Centralization Law”).  It is clarified that if it were not for the aforesaid distribution the Purchaser would not be able to enter into this Agreement; and

WHEREAS:
The Purchaser wishes to acquire from the Sellers and the Sellers wish to sell to the Purchaser, at the Effective Date, shares of the Company that will represent approximately 44.99% of the voting rights in the Company, in consideration for a sum equivalent to the first batch consideration (as defined below); and

WHEREAS:
Each of Messrs. Zwi Williger and Joseph Williger is a controlling shareholder in the Company, separately, by virtue of the holdings of each of them of shares of the Company, and accordingly the purchase of the remaining Shares Sold in excess of the first batch shares, which the Parties are interested in implementing, is subject to the success of a special tender offer that will confer control in the Company on the Purchaser (in excess of 45%), or alternatively exercise of the Call option, as defined below, by the Purchaser in which case the second batch shares will be dormant; and

WHEREAS:	The Parties are desirous that the Purchaser should publish a special tender offer, to which the Sellers will affirmatively respond on the strength of all the second batch shares, as defined below; and

WHEREAS:	The Parties wish to put their agreements into writing, all in accordance with what is set forth below in this Agreement;

NOW THEREFORE IT IS DECLARED AND AGREED AS FOLLOWS:

1.	Preamble, appendices and headings to clauses

1.1	The preamble to this Agreement and the appendices hereto constitute an integral part hereof.

1.2	Headings to clauses in this Agreement are solely for purposes of convenience, and they do not have and shall not be given any weight for purposes of the interpretation of the Agreement.

2.	Definitions

The terms set forth in Clause 2 below will have the definitions set forth alongside them:

2.1	“Debentures in circulation” 26,040,000 non-convertible debentures (series D) of the Company, listed for trading, due for repayment in two equal payments on December 1, 2014 and on December 1, 2015;

2.2	“The call option”
An option which the Sellers grant the Purchaser, for a period of 9 trading days commencing from the date that it was made known that the special tender offer was not successful, if same is not successful, and on the strength of which the Purchaser will be entitled to purchase the second batch shares from the Sellers, as described in and subject to the contents of Clause 6.4 below.  It is clarified that the call option overrides the option for cancellation of the Agreement;

2.3	“Full dilution”
The assumption of the exercise and conversion of all the Company’s securities which are convertible into shares of the Company, or the assumption of the exercise and conversion of all the securities of Willi International which are convertible into shares of Willi International, as the case may be;

2.4	“The Stock Exchange”	The Tel Aviv Stock Exchange Ltd.;

2.5	“The incumbent directors”	Joseph Williger, Zwi Williger, Shmuel Massenberg, Israel Adler (external director) and Shlomit Penn (external director);

2.6	“The directors on behalf of the Purchaser ”
Five candidates for serving as directors on the board of directors of the Company and five candidates to serve as directors on the board of directors of Willi International, whose names and declarations regarding their fitness to serve as directors, as required in accordance with the provisions of the Companies Law, will be delivered by the Purchaser to the Sellers and to the Company, up to the Effective Date;

2.7	“Capital of the Company”
13,305,569 ordinary shares of NIS 1 par value each of the Company, as at the date of signing of this Agreement; 13,998,603 shares on the assumption of a full dilution (on the assumption of the full exercise of all the warrants in circulation);

2.8	“The Effective Date”
The date on which the special tender officer is successful or 7 business days after the special tender offer was rejected, provided that the option for cancellation of the Agreement as described in Clause 6.3 below by Zwi and Joseph was not exercised and 9 business days have passed from the date of rejection of the tender offer and the Call option was not realized, as the case may be;

2.9	“Existing business activity”	The business activities of the Company are in the field of imports, marketing and distribution of food products;

2.10	“The Group”	The Company, Willi International and/or any subsidiary and/or affiliated company of the Company or of Willi International, as may be from time to time.

2.11	“The Commissioner”	The Commissioner of Restrictive Trade Practices;

2.12	“The Shares Sold”
7,722,297 shares of the Company (5,028,881 shares held by Zwi, together with 2,693,416 shares held by Joseph, as detailed in Appendix 2.12 to this Agreement), representing about 58.04% of the issued and paid-up share capital of the Company and about 58.62% of the voting rights in the Company (approximately 55.16% of the rights in the Company’s capital on a full dilution and about 55.69% of the voting rights in the Company on a full dilution);

2.13	“The first batch shares”
5,928,156 shares of the Company (3,860,508 shares held by Zwi and 2,067,648 shares held by Joseph, as detailed in Appendix 2.13 to this Agreement), representing a total of approximately 44.55% of the issued and paid-up share capital of the Company and about 44.99% of the voting rights in the Company;

2.14	“The second batch shares”
The total number of the Shares Sold, less the total number of the first batch shares (namely 1,168,373 shares held by Zwi and 625,768 shares held by Joseph, as stated in Appendix 2.14 to this Agreement) and less the total number of Shares Sold that will be acquired by the Purchaser in the scope of the special tender offer, if it is successful.
For the sake of example, on the theoretical assumption that in the scope of the special tender offer that is accepted, all holders of shares conferring voting rights in the Company will respond affirmatively, the second batch of shares will include 1,631,038 shares of the Company, as per the following calculation:

		7,722,297	–	5,928,156	–	163,103	=	1,631,038

2.15	“The Trustees”	Shimonov Trusts Ltd. and Adv. Ariel Manor;

2.16	“The Trust Agreement”
A trust agreement between the Trustees and the Parties as beneficiaries in the Trust Account (hereinafter: “the Beneficiaries”), in the scope of which there are irrevocable instructions from the Beneficiaries to the Trustees regarding the manner of fulfilling the Beneficiaries’ obligations under this Agreement, in connection with the manner of implementing the sale and purchase of the Shares Sold pursuant to this Agreement.  The Trust Agreement is attached hereto as Appendix 2.16;

2.17	“Special tender offer”
A special tender offer, within the meaning of Section 328 of the Companies Law, to be published by the Purchaser, in the scope of which the Purchaser will make the shareholders of the Company an offer to purchase from them shares of the Company conferring at least five percent of the voting rights in the Company, and which, as at the date of signing of this Agreement, constitutes 658,685 shares;

2.18	“Willi International”	G. Willi-Food International Ltd., an Israeli company that centralizes the existing business operations, which is traded on the NASDAQ exchange in the USA.

2.19	“The Companies Law”	The Companies Law, 5759-1999;

2.20	“The Securities Law”	The Securities Law, 5728-1968;

2.21	“The Purchaser’s account”	A bank / securities account as described in Appendix 2.21 to which the Shares Sold by the Sellers in a transaction off the Stock Exchange will be transferred from the Trust Account;

2.22	“The Sellers’ accounts”
Bank / securities accounts as described in Appendix 2.22 to which the first batch consideration and the second batch consideration by the Purchaser in transactions off the Stock Exchange will be transferred from the Trust Account;

2.23	“The Trust Account”	A trust account in the name of the Trustees the details of which are attached as Appendix 2.23;

2.24	“Willi International shares”	Ordinary shares of Willi International, of NIS 0.1 each;

2.25	“Business day”	A day on which most of the banks in Israel are open for executing transactions for the general public and on which there is trading on the Stock Exchange;

2.26	“Warrants in circulation”
3,334 warrants (Willifood 08/09) of the Company, representing approximately 0.02% of the capital of the Company on a full dilution, not listed for trading, which are held as at the date of signing of this Agreement by Mr. Gil Hochboim, CEO of the Company, which are exercisable for shares of the Company in return for an exercise price of NIS 11.5 for each warrant until June 27, 2016, subject to adjustments as stated in the Company’s immediate report which is attached as Appendix 2.26A to this Agreement; and

689,700 warrants (Willifood 11/13) of the Company, constituting about 4.93% of the Company’s capital on a full dilution, not listed for trading, which are held as at the date of signing of this Agreement by institutional investors, exercisable for shares of the Company until December 3, 2015 against payment of an exercise price of NIS 33 for each warrant, subject to adjustments as described in the Company’s immediate report which is attached as Appendix 2.26B to this Agreement; and

430,000 warrants of Willi International, representing about 3.21% of the capital of Willi International on a full dilution, not listed for trading, which as at the date of signing of this Agreement are held by Zwi Williger, Joseph Williger and Mr. Gil Hochboim, CEO of the Company, exercisable for shares of Willi International until December 2018 against payment of an exercise price of $6.5 for each warrant, subject to adjustments as described in the notice of annual general meeting of Willi International for the year 2013, which is attached to this Agreement as Appendix 2.26C;

2.27	“Shares” or “the Company’s shares”	Ordinary shares of NIS 1 par value each of the Company;

2.28	“The corporate documents”
Minutes of all the institutions of the Company and of Willi International, the records in regard to shareholders of the Company and of Willi International, books of account of the Company and of Willi International, and all the remaining documents which the Company and Willi International are obliged to keep according to any law;

2.29	“The resigning officers”
The incumbent directors of the Company and of Willi International, excluding Mr. Zwi Williger and Mr. Joseph Williger (who will continue to serve as directors of the Company and of Willi International, as long as they provide managerial services to the Group) and excluding the external directors: Israel Adler, Shlomit Penn, Ayelet Eliav and Boaz Nissimov;

2.30	“Free and clear”
Free, clear and released from any debt and/or mortgage and/or charge and/or pledge and/or attachment and/or trust and/or option and/or right of refusal and/or preferential right and/or any other right in favor of a third party, including a blocking restriction pursuant to the Securities Law and/or the Stock Exchange Regulations;

2.31	“Misleading particular”	As this term is defined in the Securities Law;

2.32	“Zuktal”	Zuktal Investments Ltd., a wholly owned and fully controlled subsidiary of the Company (100%) which has no activity and no assets and liabilities;

2.33	“Third party”	Singular or plural, as the case may be, who is not one of the Parties to this Agreement.

2.34	“Adjustments”	Adjustments to the remaining holdings option and to the Put Option, as described in Appendix 2.34;

2.35	“The first batch consideration”	NIS 205,768,388, divided as to NIS 133,999,596 in respect of the first batch of shares that will be sold by Zwi and 71,768,792 in respect of the first batch of shares that will be sold by Joseph;

2.36	“The second batch consideration”
Up to NIS 62,275,268 (on a basis of NIS 34.710353 for each ordinary share of NIS 1 par value of the Company – hereinafter: “the Transaction Price”) divided as to NIS 40,554,639 in respect of the second batch of shares that are sold which are held by Zwi and up to NIS 21,720,628 in respect of the second batch of the shares that are sold which are held by Joseph.

3.	Condition precedent

This Agreement will come into force on the date of fulfillment of the following suspensive condition (hereinafter: “Date of Coming into Force of the Agreement”):

Receipt of the Commissioner’s approval.

The Purchaser will act without delay and in cooperation with the Sellers for the fulfillment of the condition precedent as soon as possible, and will submit the application to the Commissioner not later than ten business days from the date on which the Company’s notice in accordance with the Restrictive Trade Practices Law, duly drawn, is delivered by the Sellers to the Purchaser.

4.	Acts at the time of signing of this Agreement

On the date of signing of this Agreement, the acts described below shall apply simultaneously, combined and interlinked with one another, and no separate act will be deemed to be complete until all the following acts have been completed.

4.1	Zwi and Joseph will deposit in the Trust Account all the Shares Sold (hereinafter: “the Trust Shares”) together with the Trust Agreement signed by them.

4.2
The Purchaser will deposit in the Trust Account the full amount required for completing the purchase of the first batch of shares, the purchase of the second batch of shares and completion of the special tender offer (that is to say – a sum of NIS 17,201,825 (hereinafter: “the Trust Amount”), on the assumption that all the shareholders of the Company (except in respect of the first batch of shares), will respond affirmatively to the special tender offer including Zwi and Joseph, together with the Trust Agreement signed by it.  The Trust Amount may be deposited in new shekels and/or in US dollars and/or in a combination of the two, provided that if part of the Trust Amount is deposited in US dollars, the amount thereof in new shekels will be calculated according to a rate of exchange which is 5% lower than the representative rate of exchange known at the time of the deposit, and the Purchaser undertakes to convert same into new shekels within 14 business days, on a basis that the surplus and/or shortfall in new shekels will be received by it and/or it will top up the Trust Account within the aforesaid 14 business days.  For the removal of doubt, the first batch consideration and the second batch consideration shall be paid in new shekels.

5.	Special tender offer

5.1
Within 7 business days from the Date of Coming into Force of the Agreement and not earlier than April 3, 2014, the Purchaser will publish a special tender offer for the Company’s shares which confer five percent of the voting rights in the Company, and at a price per share equal to the Transaction Price.

5.2
Zwi and Joseph hereby undertake to respond affirmatively to the special tender offer in respect of all their holdings of shares in the Company as same apply after the sale of the first batch of shares (i.e., in respect of 1,794,141 shares of the Company), coupled with indicating their personal interest on the documents of acceptance, which they will lodge, shortly after publication of the tender offer, with the Trustees who will respond affirmatively on their behalf to the special tender offer.

5.3
If the special tender offer is not successful, the Sellers will have the right to cancel the Agreement, including cancellation of the purchase of the first batch of shares, within 7 trading days from the date on which it became known that the special tender offer had not succeeded (hereinbefore and hereinafter: “the Option for Cancellation of the Agreement”).

6.	Acts on the Effective Date

On the Effective Date, in accordance with the events described below, the following acts will apply simultaneously, combined and interlinked with one another and no single act will be deemed to be complete until all the following acts have been completed:

6.1	If and to the extent that the special tender offer is successful, the Trustees shall act as follows:

6.1.1	They shall transfer the first batch of shares and the second batch of shares to the Purchaser, in accordance with the contents of the Trust Agreement.

6.1.2
They shall transfer to the Sellers, in a pro rata division according to the portion of each of the Sellers in the first batch of shares and the second batch of shares, the first batch consideration and the second batch consideration, together with the accruals thereto as stated in the Trust Agreement, less proportionate expenses in respect of maintaining the Trust Account.

6.2
If and to the extent that the special tender offer is not successful and the Option for Cancellation of the Agreement has not been exercised by Zwi and Joseph and the Call option has lapsed, the Trustees shall act as follows:

6.2.1	They shall transfer the first batch of shares to the Purchaser, in accordance with the contents of the Trust Agreement.

6.2.2	They shall transfer to the Sellers, in a pro rata division, the second batch of shares, in accordance with the contents of the Trust Agreement.

6.2.3
They shall transfer to the Sellers, in a pro rata division according to the portion of each of the Sellers in the first batch of shares, the first batch consideration, together with accruals thereto, as stated in the Trust Agreement, less proportionate expenses in respect of maintaining the Trust Account.

6.2.4
They shall transfer to the Purchaser the second batch consideration and the balance of the Trust Amount (which constitutes the Trust Amount less the first batch consideration and less the second batch consideration), together with the fruits and accruals thereto as stated in the Trust Agreement, less proportionate expenses for maintaining the Trust Account.

6.3
If and to the extent that the special tender offer is not successful and the Option for Cancellation of the Agreement has been exercised by Zwi and Joseph and provided that the Call option has lapsed, the Trustees shall act as follows:

The Trustees shall return the Trust Amount, together with the accruals thereto, to the Purchaser, and shall return the Trust Shares to the Sellers, all as stated in the Trust Agreement.

6.4	If and to the extent that the special tender offer is not successful and the Purchaser has exercised the Call option, the Trustees shall act as follows:

6.4.1	They shall transfer the first batch of shares and the second batch of shares to the Purchaser, in accordance with the contents of the Trust Agreement.

6.4.2
They shall transfer to the Sellers, in a pro rata division according to the portion of each of the Sellers in the first batch of shares and in the second batch of shares, the first batch consideration and the second batch consideration, together with the accruals thereto as stated in the Trust Agreement, less expenses in respect of maintaining the Trust Account.

6.4.3
They shall transfer to the Purchaser the balance of the Trust Amount (which constitutes the Trust Amount less the first batch consideration and less the second batch consideration), together with the fruits and accruals thereto, as stated in the Trust Agreement, less proportionate expenses for maintaining of the Trust Account.

It is clarified that in the case as referred to in this Clause 6.4 above, and as long as they are held by the Purchaser, the second batch of shares will be dormant as stated in Section 333 of the Companies Law and the same will apply to portion of the first batch shares, so that the Purchaser’s voting rights in the Company will be 44.99%.

6.5
It is clarified that every transfer of consideration from the Trust Account is subject to the obligation for deduction of tax at source, unless the Sellers have exhibited to the Trustees an exemption from the deduction of tax at source which is valid and in force as at the date of transfer of the consideration.

6.6	Except in the case mentioned in Clause 6.3 above, the Sellers shall act as follows:

6.6.1
They shall cause a situation that the holding of office by the retiring officers shall come to an end, accompanied by deeds of waiver and absence of claims from the aforesaid officers stating that they are not entitled to any payment from the Company, all according to the text attached to this Agreement as Appendix 6.6.1, and that the retiring officers will deliver all the corporate documents in their possession to the Purchaser.

6.6.2
They shall furnish the Purchaser with a confirmation signed by the most senior officer in the Company in the field of finance regarding: (1) the value of the Company’s assets; (2) the value of cash at bank and cash on hand; (3) the total of the Company’s liabilities.

6.6.3
They shall cause a situation that the external directors will be called to a meeting of the board of directors of the Company for purposes of passing resolutions on the subjects mentioned in Clause 6.7 below.

6.6.4	They shall lodge powers of attorney as follows:

a.
In relation to the remaining holdings option, the Sellers shall lodge irrevocable powers of attorney to sell in the name and on behalf of the Sellers during the exercise period, as defined in Clause 7 below, subject to any law, the second batch of shares, in whole or in part, at a price which shall not be less than the Transaction Price, subject to adjustments as set forth in Appendix 2.34 to this Agreement.  If and to the extent that the Sellers should wish to revoke the powers of attorney, in respect of the second batch of shares, in whole or in part, the option will lapse, respectively, in relation to the total number of the second batch of shares for which the powers of attorney that were given in respect thereof have been revoked.

b.
In relation to the Put Option, the Sellers will grant the Purchaser an irrevocable power of attorney to sell in their name and on their behalf during the exercise period, as defined in Clause 13 below, subject to any law, Willi International shares, in whole or in part, at a price that shall not be less than $12, subject to adjustments as stated in Appendix 2.34 to this Agreement.  If and to the extent that the Sellers wish to revoke the power of attorney in respect of the Willi International shares, in whole or in part, the option will lapse, respectively in relation to the total number of Willi International shares for which the power of attorneys that were given in respect thereof have been revoked.

c.
Zwi and Joseph will each lodge with the Purchaser irrevocable powers of attorney to vote at general meetings of the shareholders of Willi International, each in respect of his holdings in Willi International.  The aforesaid powers of attorney shall remain in force as long as Zwi and/or Joseph (as the case may be) hold shares in Willi International and up to the end of five years from the Effective Date.

6.7	Except in the case mentioned in Clause 6.3 above, the Purchaser shall act as follows:

Shortly after completion of the acts described in Clauses 6.1-6.6 above, as the case may be, meetings of the board of directors of the Company and of Willi International shall be convened on the agenda of each of the meetings the following subjects shall be included: (1) the appointment of directors on behalf of the Purchaser; (2) confirmation of the change in rights of signature in the relevant company; (3) replacing the authorized electronic signatories of the relevant company on Magna and for V.A.T.; (4) the appointment of officers in the relevant company.

7.	Put Option in relation to the Sellers’ holdings

7.1
The Purchaser hereby grants Zwi and Joseph a Put Option, which will come into force on the occurrence of the matters mentioned in Clause 6.2 above, to sell it the second batch of shares, in whole or in part, at the Transaction Price, during a period commencing from the Effective Date and ending 5 years after the Effective Date (hereinafter in this clause: “the Exercise Period”), subject to the condition that at the time of exercise of the aforesaid option, no restriction shall apply to the Purchaser in relation to the acquisition of additional shares of the Company, pursuant to Section 328 of the Companies Law or pursuant to any law (hereinbefore and hereinafter: “the Remaining Holdings Option” and “the Acquisition Restrictions”, respectively).

7.2
The Remaining Holdings Option shall be exercisable during the Exercise Period specified above, by way of written notice that shall be delivered to the Purchaser giving details of the number of Shares Sold in accordance with the Remaining Holdings Option and particulars of the broker for executing the sale operation.  Subject to there being no Acquisition Restrictions, the Purchaser hereby undertakes to effect a purchase of the shares that are the subject of the aforesaid notice and to make payment for such shares within 7 days from the date of receipt by it of the notice.

7.3	The Remaining Holdings Option will be subject to adjustments as set forth in Appendix 2.34.

7.4
As stated above, the Remaining Holdings Option will not come into force so long as the Acquisition Restrictions apply to the Purchaser, and Zwi and/or Joseph will not have any allegation and/or demand against the Purchaser in this regard.

7.5
If and to the extent that the Sellers sell the Company’s Shares, in whole or in part, during the Exercise Period, then the Remaining Holdings Option shall lapse, in relation to the total number of the Company’s Shares that were sold by the Sellers (hereinafter in this clause: “the Quantity Sold”), whether the Remaining Holdings Option was granted in relation to the Quantity Sold or whether during the period commencing from the date of signing of this Agreement and ending at the end of the Exercise Period, the Sellers bought new shares of the Company.

8.	Declarations and undertakings by the Sellers

8.1	The Sellers hereby, jointly and severally, declare and undertake to the Purchaser as follows:

8.2
Zwi is the owner and the sole holder of 5,028,881 shares, representing about 37.80% of the capital of the Company and about 35.92% of the capital of the Company on the assumption of a full dilution.  The sole controlling shareholders with respect to Zwi’s holdings in the Company are Mr. Zwi Williger and Mrs. Ravit Williger.

8.3
Joseph is the owner and the sole holder of 2,693,416 shares, representing approximately 20.24% of the capital of the Company and about 19.24% of the capital of the Company on the assumption of a full dilution.  The sole controlling shareholder in respect of Joseph’s holdings in the Company is Mr. Joseph Williger.

8.4	The Shares Sold are being sold to the Purchaser where same are free and clear.

8.5
There are no agreements, whether verbal or in writing, between Zwi and Joseph (including by final chain), as between themselves and/or between them and other shareholders, in relation to securities of the Company and/or in relation to the voting rights in the Company.

8.6	Each of Mr. Zwi Williger and Mr. Joseph Williger is a controlling shareholder in the Company, separately, by virtue of his holdings of shares of the Company.

8.7
That all the necessary approvals for their entering into this Agreement and for the implementation hereof have been passed by the competent organs of the individuals who make up the Sellers and that subject to the fulfillment of the condition precedent, no consent and/or approval is required from any party to their entering into this Agreement and/or for the performance of their obligations under this Agreement.

8.8
Subject to the fulfillment of the condition precedent, there is no restriction and/or prohibition and/or impediment according to the provisions of any agreement, whether verbal or in writing, and/or according to any law, to their entering into this Agreement and to the performance of their obligations under the provisions of this Agreement, and that their entering into this Agreement and performance hereof by them does not and will not constitute a breach of any obligation of theirs.

8.9
To the best of their knowledge, companies which are held by the Company (by way of a chain) do not hold securities of the Company, except Zuktal which holds 24 shares of the Company and Willi International which holds 131,861 shares of the Company that constitute, as at the date of signing of this Agreement, about 0.99% of the capital of the Company and approximately 0.94% of the capital of the Company on the assumption of a full dilution (these shares do not confer on Zuktal and on Willi International voting rights in the Company since they were bought after the coming into force of the Companies Law).

8.10	Copies of the Certificate of Incorporation and the documents of incorporation of the Company, updated and correct as at the date of signing of this Agreement, are attached hereto as Appendix 8.10.

Capital of the Company and securities

8.11	The authorized capital of the Company is NIS 50,000,000 divided into 50,000,000 shares of NIS 1 par value each.

8.12	As at the date of signing of this Agreement, the issued and paid up share capital of the Company is comprised of 13,305,569 shares.

8.13
131,885 shares of the Company are held by wholly-owned subsidiaries of the Company and same were purchased by them after the coming into force of the Companies Law, and therefore do not confer voting rights, so that the total number of shares in the Company’s issued and paid-up capital which confer voting rights is 13,173,684 shares.

8.14
As at the time of signing of this Agreement, there are 3,334 warrants (Willifood 08/09) of the Company that are in circulation and 689,700 warrants (11/13) of the Company in circulation, which together constitute, on a full dilution, about 4.95% of the capital of the Company, as well as 430,000 warrants of Willifood International that are in circulation, which on a full dilution represent about 3.21% of the capital of Willi International (as defined above under the warrants in circulation).

8.15	As at the date of signing of this Agreement, there are 26,040,000 debentures in circulation.

8.16
Apart from the debentures and warrants of the Company that are in circulation, the Company does not have any shares, options, or other securities of the Company, or preferential rights or other rights for the purchase of shares or other securities of the Company (or an undertaking for the issue of such securities by the Company) which are in force.

8.17
The interested parties in the Company who have given the Company interested party notices pursuant to Section 37 of the Securities Law and details of their holdings of securities of the Company, are as set forth in the reports by the Company to Magna, which are updated to the date of signing of this Agreement.

8.18
The Company has not undertaken to allot shares and/or warrants and/or any securities of the Company to any person, apart from the warrants of the Company which are in circulation, and the Sellers have not granted any right, including a contingent or future right, for the purchase of the Shares Sold.

8.19	As at the date of signing of this Agreement the Company does not hold any bodies corporate, apart from the following: (1) Willi International and the companies held by it; (2) Zuktal.

8.20
The shares of the Company are traded on the main list on the Stock Exchange.  To the best of the Sellers’ knowledge, the Company has not received a warning regarding its being transferred to the maintenance list which is still in force, the Company complies with the rules of maintenance and there are no proceedings for the suspension of trading in the Company’s shares on the Stock Exchange and/or proceedings for the delisting of the Company’s shares.

Capital of Willi International and securities

8.21	The authorized share capital of Willi International is NIS 5,000,000 divided into 50,000,000 shares of NIS 0.1 par value each.

8.22	As at the date of signing of this Agreement, the issued and paid-up share capital of Willi International is comprised of 12,974,245 shares.

8.23	The shares of Willi International which are held by the Company are free and clear.

8.24
Apart from warrants of Willi International that are in circulation, Willi International does not have any shares, options or other securities of Willi International, or preferential rights or other rights for the acquisition of shares or other securities of Willi International (or an undertaking by the Company to issue such securities) which are in force.

8.25	The interested parties in Willi International are as stated in reports by Willi International to NASDAQ, which are updated to the date of signing of this Agreement.

8.26
Apart from the warrants of Willi International that are in circulation, Willi International has not undertaken to allot any shares and/or warrants and/or securities of Willi International to any person whatsoever, and the Sellers have not granted any right, including a contingent or future right, for the purchase of their shares in Willi International.

8.27
As at the date of signing of this Agreement, Willi International does not hold any bodies corporate, apart from the following: (1) Goldfrost Ltd. and the companies held by it; (2) W.F.D. (Import, Marketing and Trading) Ltd.

8.28
Willi International’s shares are traded on the NASDAQ Capital Market Exchange.  To the best of the Sellers’ knowledge, Willi International has not received a warning since 2005 regarding its transfer to the maintenance list, and Willi International complies with the rules of maintenance required by NASDAQ Capital Market and there are no proceedings for the suspension of trading in the shares of Willi International on the NASDAQ Capital Market exchange and/or proceedings for the delisting of Willi International’s shares.

The Company’s reports, financial statements

8.29
The Company’s periodic reports as at December 31, 2012 and September 30, 2013 (including a report describing the corporation’s business, the Company’s financial statements, separate financial information, the directors’ report, an additional particulars report, a corporate administration questionnaire, declarations by directors and a report on the effectiveness of internal control, as the case may be), will be attached to this Agreement as Appendix 8.29 and they constitute an integral part of the Sellers’ representations in this Agreement; the aforesaid periodic reports do not contain any misleading particular.

8.30
Without derogating from the generality of the foregoing, the Company’s financial statements were drawn in accordance with the Securities Regulations (Preparation of Annual Financial Statements), 5770-2010 and in conformity with generally accepted accounting principles in Israel, which were applied in a manner consistent with the manner in which they were drawn up in previous years, unless otherwise stated in such reports for the period to which they relate and according to what was known at the date they were signed.  The data appearing in the financial statements fairly reflects, according to accepted accounting principles, from all material aspects, the financial condition of the Company and the companies held by it, the results of their operations, changes in the equity capital and the cash flows for the period to which they relate and according to what was known at the time they were signed.  Without derogating from the foregoing, as at the dates of the financial statements, the Company is not a party to any financial undertaking which is not described and/or particularized in the Company’s financial statements.

8.31
To the best of their knowledge, no monetary sanction has been imposed on the Company in respect of the breach of reporting obligations and the Securities Authority has not given the Company notice about the denial of a possibility of obtaining a permit for publication of a shelf prospectus.

8.32
The Company does not employ employees apart from what is stated in the financial statements.  The Company is not a guarantor, except guarantees to banks, for the debts and/or obligations of subsidiaries and it is not indebted at the date of signing of this Agreement for any amount to employees and/or suppliers and/or customers and/or service providers and/or any third party, including obligations in respect of termination of employment / contractual arrangement, save and except current debts in in the ordinary course of business.

8.33
The Company has complied with all the registrations, the reports and the provisions which apply to it according to any law and/or agreement with a third party, including to any governmental or other authority, and including the Registrar of Companies, the Stock Exchange and the Securities Authority.  Without derogating from the foregoing, the Company has regularly, fully and properly reported about any events about which it was obliged to report in accordance with the Securities Law, and there is no misleading particular in the aforesaid reports.  The Company has published the immediate reports that it was required to publish, has prepared same in accordance with the provisions of any law and has made due disclosure therein of matters and proceedings in respect of which the reports were published and there is no misleading particular in the aforesaid reports.

8.34
To the best of the Sellers’ knowledge, the Company and/or Zuktal and/or Willi International and the companies held by it are not a party as defendants to any legal and/or arbitration proceedings which are not described in the Company’s financial statements as at December 31, 2012 and/or in the reports as at September 30, 2013, apart from claims described in attorney’s letters which are attached in the scope of Appendix 8.34 (hereinafter: “Attorney’s Letters”).  There are also no decrees, orders, directives of any competent authority according to any law, or any judicial decisions against the Company and/or Zuktal and/or Willi International and the companies held by it, apart from a warning for completing licensing procedures for obtaining a business license in respect of the Company’s shop in Givatayim which, in the estimation of the Sellers and to the best of their knowledge, does not involve any exposure for the Company, and there is no demand and/or warning notice in advance of a claim or other legal or any quasi-legal proceeding as aforesaid against them and/or against anyone on their behalf in his capacity as an officer therein.

8.35	The material customers of the Company and/or of Willi International are as particularized in the Company’s financial statements as at December 31, 2012.

8.36	The material suppliers of the Company and/or of Willi International are as described in the Company’s financial statements as at December 31, 2012.

Taxation

8.37
The Company’s last annual return that was lodged with the income tax authorities relates to the 2012 tax year.  To the best of their knowledge, the Company has self-assessed tax assessments which are regarded as final up to and including the year ended December 31, 2007.

8.38
To the best of their knowledge, the Company has complied with all the reporting obligations imposed on it according to any law, has submitted to the tax authorities (including income tax, income tax deductions, National Insurance and V.A.T.) on due date and fully and correctly all the reports and returns it was obliged to submit according to any law, and has paid all the authorities all the tax payments for which it is liable and/or has made suitable and full provisions for the full tax payments that are due to the tax authorities in accordance with the returns that have been lodged by it, and there is no assessment, including a demand, notice, audit or summons that was sent to the Company in connection with tax returns (including deductions), which it has lodged, and to the best of their knowledge there is no allegation by any of the relevant tax authorities regarding a tax obligation of the Company in connection with any period preceding this Agreement, except what is stated in the Attorney’s Letters.  To the best of their knowledge, no administrative or judicial proceeding has been commenced by the tax authorities against the Company, or any of its officers (in their capacity as aforesaid).

Interested parties and controlling shareholders

8.39
The Company and/or Willi International and/or any of their subsidiaries has not given and has not undertaken to give loans to any of the shareholders therein, and has not received a loan from its shareholders, and no guarantees, indemnities or any similar undertaking has been furnished for it by them, and it does not owe any payment to any of its shareholders apart from management fees in the scope of the managerial services agreement of Willi International with the Sellers, and except as stated in Clause 8.32 above.

8.40
Apart from what is stated in its annual statements and its quarterly reports, there is no agreement, whether verbal or in writing, between the Company and/or Willi International and/or any of their subsidiaries, and any of the interested parties therein.

8.41
All the transactions with the controlling shareholders in the Company and/or Willi International and/or any of their subsidiaries, or in which the controlling shareholders therein have a personal interest, were accepted and approved by the competent organs of the Company and/or Willi International and/or any of their subsidiaries (as the case may be), as required according to the provisions of any law and in accordance with the Company’s documents of incorporation.

Material change in the state of the Company’s business

8.42
Since the date of the financial statements as at September 30, 2013, the Company has acted in all its operations in the ordinary course of business, and there has been no adverse material change in the state of its business, its assets or its liabilities, including, and except as mentioned in the Company’s immediate reports which have been published since the date of the quarterly reports:

a.	The Company has not borrowed money which is not in the ordinary course of business and has not accumulated material debts or obligations;

b.
To the best of their knowledge, no charge, pledge, attachment or guarantee has been created (except in the ordinary course of business), nor has any charge, pledge, attachment or guarantee been realized;

c.
To the best of their knowledge, no claims or legal proceedings have been commenced or instituted against or by the Company and/or against any of the shareholders in the Company and/or officers therein – in their capacity as such (including the fact that no investigation has been commenced or no administrative proceedings have been commenced against the Company and/or any of its shareholders or officers therein – in their capacity as such) and the Company has received no demand or notice about the commencement of such proceedings, except as stated in the Attorney’s Letters;

d.	No profits have been capitalized and no payments were paid to the shareholders in any manner, except by way of payment of management fees in the scope of providing managerial services.

For the removal of doubt, since the date of the financial statements as at September 30, 2013, an interim dividend was declared and distributed for the year 2013 in an aggregate amount of NIS 10 million and a private placement was made to institutional investors in a total sum of NIS 20 million gross.  Apart from the distribution of the dividend as stated in this sub-clause above, no dividend has been declared and no dividend has been distributed since the date of the financial statements as at September 30, 2013 and no other distribution has been made.

8.43
To the best of the Sellers’ knowledge and in reliance on a letter from the Company’s insurance consultant, which is attached to this Agreement as Appendix 8.43, the Company has insurance cover in acceptable amounts of insurance, having regard to the fields and the extent of its activities.

8.44
The Sellers and/or anyone on their behalf do not have possession of any material particular or material document or material information about the Company and/or its business and/or about the Shares Sold, which might have been important to the Purchaser for purposes of its deciding to enter into this Agreement, and which was not given to the Purchaser by the Sellers and/or the non-disclosure of which is likely to have misled the Purchaser in its decision to enter into this Agreement.

8.45
They are aware that it is the Purchaser’s intention to examine and to act in additional fields of activity in the framework of the Group which are not within the field of the present business activities, and for that purpose to make use of the Group’s available money, i.e. cash and cash equivalents, short-term investments and liquid balances (hereinbefore and hereinafter: “the Available Funds”), and they will not have any allegation and/or demand against the Purchaser in this connection, including, in a case in which the present business activities are transferred to an affiliated company of the Group.

8.46
The Sellers’ representations as set forth in Clauses 8.33, 8.37-8.38, 8.42 (except in relation to an interim dividend and a private placement) and 8.43-8.44 above also apply, mutatis mutandis, in relation to Willi International.

8.47
The Sellers undertake, subject to any law, that commencing from the date of signing of this Agreement and until the Effective Date, they will cause a situation that the Group will operate only in its ordinary course of business, and included in this the Group will refrain from the distribution of a dividend to shareholders and/or an issue of securities and/or from entering into material transactions and/or from entering into transactions with interested parties, except subject to obtaining the Purchaser’s prior written consent thereto.

8.48
They are aware that the Purchaser is contracting with them under this Agreement, inter alia, in reliance on their representations as set forth above in this Clause 8 and in reliance on their undertakings as set forth in this Agreement.

Consent to effecting a merger between the Company and Willi International and power of attorney in respect of Willi International shares

8.49
Zwi and Joseph hereby agree to a merger between the Company and Willi International in a manner whereby the Company (the target company) will merge with and into Willi International (the absorbing company) (hereinafter: “the Merger”), in order that there should not be a “layer company”, as this term is defined in the Centralization Law, in the Group.

8.50
As stated in and subject to Clause 6.6.4(c), Zwi and Joseph are giving the Purchaser a power of attorney to vote on the strength of their shares in Willi International (existing and future and as will apply after the Merger) at every general meeting of Willi International, as long as they hold shares of Willi International and up to the end of five years from the Effective Date.

9.	Declarations and undertakings by the Purchaser

The Purchaser hereby declares and undertakes as follows:

9.1	The Purchaser has the financial ability and means to fulfill all its obligations under this Agreement, fully and punctually.

9.2
As at the date of signing of this Agreement, the Purchaser does not hold securities of the Company, either directly or indirectly, and there is no agreement of whatsoever nature between it and another holder of securities of the Company in connection with the Company and/or in connection with such person’s holdings of shares in the Company and/or in connection with such person’s future rights to shares of the Company.

9.3	It is buying the Shares Sold “as is”, subject to same being free and clear and subject to the Sellers’ representations as set forth in Clause 8 above.

9.4
That all the necessary approvals for its entering into this Agreement and the performance hereof have been passed by the competent organs of the Purchaser and that subject to the fulfillment of the condition precedent, no consent and/or approval of any party is required for its entering into this Agreement and/or for the performance of its obligations under this Agreement.

9.5
There is no restriction and/or prohibition and/or impediment according to the provisions of any agreement, whether verbal or in writing, and/or according to any law, as far as it is concerned, to its entering into this Agreement and to the performance of its obligations in accordance with the provisions of this Agreement, and that its entering into this Agreement and the performance hereof by it does not and will not constitute a breach of any obligation of the Purchaser.

9.6
That over and above what is stated in Clause 8.45 above, it intends to continue, with the assistance of the Sellers, to develop the existing field of business activities and it undertakes not to perform moves that will adversely affect the existing business activities or the development thereof.

9.7
That it intends to effect the Merger and it will commence proceedings for the completion thereof immediately on the Date of Coming into Force of the Agreement with the intention of completing it, subject to all the relevant approvals, within one year from the date of signing of this Agreement.

9.8
It is aware that the Sellers are contracting with it under this Agreement, inter alia, in reliance on its representations as set forth above in this Clause 9 and in reliance on its undertakings as set forth in this Agreement.

10.	Transfer of the Company

10.1
The Sellers hereby undertake that shortly after the Effective Date and after receiving the first batch consideration, and subject to the provisions of any law, all the corporate documents will be transferred to the Purchaser.

10.2
If from time to time the Company and/or the Purchaser should require additional data and/or documents in relation to the Company and/or in relation to the transaction pursuant to this Agreement, which are in the possession and/or the knowledge of the Sellers, the Sellers will do their best and will cooperate in good faith with the Company and the Purchaser in order to furnish such required data and/or documents.

10.3
Until the issue of a token in the name of authorized persons to report on behalf of the Purchaser and up to 5 business days after the Effective Date and after receipt of the full first batch consideration, the Sellers will act through the present authorized electronic signatories for publishing immediate reports which the Company may be obliged to publish according to law after the Effective Date.

11.	Employment of Mr. Zwi Williger and Mr. Joseph Williger

11.1
Mr. Zwi Williger and Mr. Joseph Williger undertake to provide Willi International with managerial services in the capacity as chairman of the board of directors and president (respectively), or as joint CEOs, subject to the contents of Clause 11.4 below, for a period of three years from the Effective Date (hereinafter: “the Period of Obligation”), with this being for management fees which are not less than the management fees to which each of them is entitled in accordance with his managerial services agreement with Willi International and its subsidiaries as at the date of signing of this Agreement, all subject to approval by the organs of the Company as required according to law.

11.2
The Purchaser undertakes, subject to any law, to present the extension of the existing management agreements of Zwi Williger and Joseph Williger (hereinafter: “the Management Agreements”) for the approval of the organs of Willi International from time to time, as is required according to law and for the first time by not later than August 30, 2014.  The Purchaser undertakes to act, subject to any law, to bring about an extension of the Management Agreements as aforesaid.

11.3
If the extension of the Management Agreements is not approved by August 30, 2014 by the organs of Willi International, for any reason, then Mr. Zwi Williger and Mr. Joseph Williger undertake to give notice to Willi International about the termination of the Management Agreements (hereinafter: “the Giving of Notice”) and they undertake to continue to provide the managerial services to Willi International also during the advance notice period and the acclimatization period – namely, 18 months from the date of Giving of Notice.  In such case, the Purchaser undertakes to continue to act for the extension of the Management Agreements as aforesaid, subject to any law.

11.4
If for some or other reason Willi International should have additional activities (which are not the existing business activities), then Mr. Zwi Williger and Mr. Joseph Williger, subject to receiving all the approvals required according to law from the organs of Willi International to the fact that the Management Agreements for Mr. Zwi Williger and Mr. Joseph Williger as joint CEOs will not derogate from the rights to which they are entitled as chairman of the board of directors and president, respectively, in accordance with the Management Agreements, they will serve in the capacity of joint CEOs of the existing business activities, which the Purchaser desires be performed through a subsidiary of the Company and/or of Willi International.  Until all the aforesaid approvals are obtained, Zwi Williger and Joseph Williger will continue to serve as chairman of the board of directors and as president of Willi International, respectively.

11.5
So long as Zwi Williger and/or Joseph Williger provide managerial services to the Group, they shall also serve as directors in the Company and in Willi International, subject to approval of their reappointment by the general meeting of the Company and of Willi International.

11.6
If Mr. Zwi Williger and/or Mr. Joseph Williger should breach their undertaking to provide Willi International with managerial services as stated in sub-clause 11.1 above, without “a reason”, then Zwi Williger and/or Joseph Williger (as the case may be) shall be subject to the remedies that will be decided by the arbitrator; for purposes of this Clause 11, “a reason” means: a) a “going concern” qualification as a result of activity which is not within the field of the existing business activities; b) the board of directors of the Company and/or the board of directors of Willi International and/or any of the organs of the Group, neutralizes and/or materially disrupts the ability of Zwi Williger and/or Joseph Williger to act in the field of the existing business activities.  It is clarified that use of Available Funds for activities that are not within the field of the existing business activities, shall not be deemed to be a neutralization of the ability of Zwi and Joseph to act; c) Zwi Williger and/or Joseph Williger were not reappointed as directors of the Company and/or of Willi International, in a period in which they provide managerial services to the Group; d) the Company and/or the Purchaser, as the case may be, did not vote in respect of their holdings in Willi International, if there be such, at a meeting of shareholders of Willi International in favor of extending the Management Agreements; e) the Company and/or Willi International has given notice without reasonable grounds of its desire for the termination of receiving managerial services from either of Zwi Williger and/or Joseph Williger; f) the sale of control in the existing business activities to a third party and/or a sale of control in the Company and/or in Willi International to a third party; g) the bringing in of a third party as a partner to control in the existing business activities and/or in control in the Company and/or in Willi International without obtaining the Sellers’ prior written consent, which consent shall not be unreasonably withheld; h) the loss by either of Zwi Williger and/or Joseph Williger of the ability to work.

11.7
If the Company and/or Willi International should choose to terminate the receipt of managerial services from Mr. Zwi Williger and/or Mr. Joseph Williger, or in the alternative, if Mr. Zwi Williger and/or Mr. Joseph Williger should decide to terminate the providing of managerial services for a “reason”, then they will be entitled to receive the management fees in accordance with the termination clauses of the Management Agreements, as same may apply from time to time.

11.8
If the managerial services to the Group of Zwi Williger and/or Joseph Williger should be terminated (hereinafter: “the Retiring Williger”, as the case may be), at the end of three years from the Effective Date (hereinafter: “the Obligatory Period”) other than for “a reason”, the Retiring Williger undertakes not to engage in the scope of his businesses outside the Company in activities which constitute material competition and/or material damage to the business of the Group, and included in this, not to compete directly or indirectly with the Group in the field of the existing business activities, as same may apply at the date of the non-competition coming into force (hereinafter: “Non-Competition Undertaking”) for a period of three years (hereinafter: “the Period of Non-Competition”), with this being against a payment in advance of a sum of NIS 1.5 million in respect of each year of the Period of Non-Competition, which shall be paid to the Retiring Williger either by the Purchaser or by the Group, together with V.A.T. to the extent that same applies and against a valid tax invoice (hereinafter: “Payment in respect of Non-Competition”).  It is clarified that in the event of the managerial services of both Zwi Williger and also of Joseph Williger to the Group coming to an end, the Payment in respect of Non-Competition shall be paid to each of them.

11.9
If the managerial services to the Group of the Retiring Williger should end before the elapse of six years from the Effective Date other than for “a reason”, the period the start of which is between the actual date of termination and the elapse of six years from the Effective Date will be referred to below as: “the Determining Period”, and in such event the Period of Non-Competition will be the same as the Determining Period and the Payment in respect of the Non-Competition will be paid in relation to the Determining Period.

11.10	If the managerial services of the Retiring Williger to the Group should terminate at the end of six years from the Effective Date, the Non-Competition Undertaking shall no longer apply.

11.11
For the avoidance of doubt, if the Retiring Williger should terminate the providing of managerial services to the Group for a “reason” which is not loss of the ability to work, the Retiring Williger will not be bound by the Non-Competition Undertaking, commencing from the date on which he ceases to receive management fees from the Group, including during the advance notice period and the acclimatization period, as same are defined in the Management Agreements which will be in force immediately prior to the date of termination.

For the removal of doubt, if the Management Agreements are not extended due to the fact that the Company and/or the Purchaser, as the case may be, has not voted in respect of their holdings in Willi International, to whatever extent same may be, at a meeting of shareholders of Willi International in favor of an extension of the Management Agreements, the Non-Competition Undertaking will not apply to the Retiring Williger.

12.	Confidentiality and reporting

The parties hereby undertake to maintain complete secrecy, not to disclose and not to pass on to any third parties any information connected with this Agreement, except information which is disclosed to the public, or the publication and/or disclosure of which is obligatory according to law.  The parties further undertake, subject to any law, to coordinate, fully and in advance, the wording and text of any statement, request, notice or report, including press releases that may be published by either of them in connection with their having entered into this Agreement, the implementation hereof and the fulfillment of the conditions pursuant hereto.

13.	Put Option

13.1
The Purchaser hereby grants Zwi and Joseph an unconditional Put Option to sell their shares to it, in whole or in part, which they have in Willi International (hereinafter: “the Willi International Shares”) at a price of $12 (twelve US dollars) per share during a period commencing one year after the date of signing of this Agreement and terminating five years after the date of signing of this Agreement (hereinbefore and hereinafter: “the Put Option” and below in this clause: “the Exercise Period” respectively).  The Put Option shall be subject to adjustments as stated in Appendix 2.34.

13.2
The Put Option shall be exercisable in the Exercise Period by way of written notice that shall be delivered to the Purchaser, specifying the quantity of the Shares Sold pursuant to the Put Option and details of the broker for executing the sale operation.  The Purchaser hereby undertakes to effect a purchase of the shares that are the subject of the aforesaid notice and to make payment for them within 7 days from the date of receipt by it of the notice.

13.3	The Put Option shall be assignable to the Company, subject to the approvals required according to law, without the consent of the Sellers being required for this.

13.4
If the Sellers sell Willi International Shares, in whole or in part, during the Exercise Period, then the Put Option shall lapse in relation to the quantity of Willi International Shares that were sold by the Sellers (hereinafter: “the Quantity Sold”), whether the Put Option was granted in relation to the Quantity Sold or if during the period starting from the date of signing of this Agreement and terminating at the end of the Exercise Period, the Sellers bought new Willi International Shares.

14.	Arbitration and jurisdiction

14.1
If any differences of opinion should arise between the parties to this Agreement in connection with the Agreement and everything connected herewith or arising herefrom, except disputes regarding the Trust Agreement, including everything connected therewith and/or arising therefrom (hereinafter: “the Differences of Opinion”), the Differences of Opinion shall be arbitrated in the scope of an arbitration before an arbitrator who shall be appointed by agreement by Adv. Aviel Manor and Adv. Yisrael Shimonov.

14.2
If Advocates Manor and Shimonov do not reach agreement regarding the identity of the arbitrator within seven days from the date of a request by one of the Parties to them for the appointment of an arbitrator, the arbitrator shall be appointed by the Tel Aviv District Court, on an application of one of the Parties.

14.3	An arbitrator, above and below, whether appointed by Advocates Manor and Shimonov or appointed by the court.

14.4
The arbitrator shall be bound by the substantive Israeli law and will be exempt from adjudicating in accordance with the rules of procedure and the rules of evidence customarily practiced by the courts.

14.5	The arbitrator shall give the arbitration award within six months from the first request to him, and shall give reasons for his award.

14.6	The arbitrator shall be entitled to grant interim remedies as he sees fit.

14.7
This Agreement and any matter connected with this Agreement and/or arising from it shall be governed by the laws of the State of Israel and jurisdiction shall be conferred on the competent courts of Tel Aviv-Jaffa, subject to the arbitration clause.

15.	Miscellaneous

15.1	Any alteration, amendment, addition and/or cancellation of any of the provisions of this Agreement shall be made solely by way of a document in writing, which shall be signed by all the Parties.

15.2
In every instance in which any party fails to exercise any right available to it pursuant to this Agreement or according to any law, this shall not be deemed to be a waiver by such party of such right and it will be entitled to come back and to exercise these rights it has.  A plea of laches or waiver will not avail the defaulting party.

15.3	The Parties shall sign any document and shall perform any act as may be required for implementation of the provisions of this Agreement.

15.4
The terms and conditions of this Agreement fully contain and embrace what has been stipulated and agreed between the Parties with respect to the transaction and they supersede and cancel any agreement, contractual arrangement, accord, declaration, representation and/or undertaking, whether verbal or in writing, which preceded the signing of this Agreement.

15.5
Drafts and other documents that were exchanged between the Parties prior to the signing of this Agreement shall be deemed never to have been made and shall not in any manner serve as evidence and/or support for interpretation and/or for a claim.

15.6
A party is not entitled to set off amounts which it is obliged to pay to the other party pursuant to this Agreement against amounts that are due or likely to be due to it from the other party, whether pursuant to this Agreement or otherwise, unless otherwise expressly stated in this Agreement.

15.7
This Agreement is not being made in favor of a third party (including creditors and/or shareholders) unless otherwise expressly stated, and it shall not be construed as conferring any rights on such third party.  The rights and obligations of the Parties under this Agreement are not assignable to any third party.

15.8	Each party shall bear its own expenses in connection with the drawing of this Agreement and the performance of its obligations pursuant to this Agreement.

15.9	Addresses and notice

The address of the Parties for purposes of this Agreement are as set forth at the head of this Agreement, or any other address in Israel of either of the Parties about which such party gave written notice to the remaining Parties to this Agreement.  Any notice sent by registered mail by any of the Parties to another according to the addresses mentioned at the head of this Agreement, and with respect to the Purchaser – with a copy to the law office of Shimonov & Co. – Advocates; and in relation to the Sellers – with a copy to the law office of Alroi, Manor, Engelard – Advocates; shall be deemed to have been received by the other party at the time of delivery thereof by messenger.

In witness whereof the parties have hereunto signed

/s/ Israel Yossef Schneorson /s/ Eyal Merdler	/s/ Zwi Williger /s/ Ravit Williger	/s/ Joseph Williger
Emblaze Ltd.	Zwi W. & Co. Ltd.	Yossi Willi Management & Investments Ltd.

/s/ Joseph Williger	/s/ Joseph Williger
Y.M. Dekel – Holdings & Investments Ltd.	Joseph Williger

Undertaking by Zwi Williger

The undersigned, Zwi Williger, I.D. 053339305, hereby undertakes to act in accordance with the provisions of Clause 11 above.

In witness where I have hereunto signed this day, March 2, 2014:

/s/ Zwi Williger
___________________
Zwi Williger

Undertaking by Joseph Williger

The undersigned, Joseph Williger, I.D. 054248307, hereby undertakes to act in accordance with the provisions of Clause 11 above.

In witness where I have hereunto signed this day, March 2, 2014:

/s/ Joseph Williger
___________________
Joseph Williger

List of appendices

Serial No.	Appendix
2.12	Details of holdings by Joseph of Shares Sold
2.13	Details of holdings of first batch shares sold by Joseph
2.14	Details of holdings of second batch shares sold by Joseph
2.16	The Trust Agreement
2.21	The Purchaser’s account
2.22	The Sellers’ accounts
2.23	The Trust Account
2.26 A	An immediate report by the Company containing adjustments for warrants (Willifood 08/09) of the Company
2.26 B	An immediate report by the Company containing adjustments for warrants (Willifood 11/13) of the Company
2.26 C	Notice of annual general meeting for 2013 of Willi International, which includes adjustments for debentures of Willi International
2.34	Adjustments for the remaining holdings option and for the Put Option
6.6.1	Deed of waiver and absence of claims of the resigning officers
8.10	Certificate of Incorporation and the Company’s documents of incorporation
8.29	The periodic reports of the Company as at December 31, 2012 and the quarterly reports of the Company as at September 30, 2013
8.34	Attorney’s letters
8.43	Confirmation from the Company’s insurance consultant

Appendix 2.12

Details of holdings of the Shares Sold by Joseph

Yossi Willi Management and Investments Ltd. – 2,516,458 shares

Y.M. Dekel – Holdings and Investments Ltd. – 36,991 shares

Joseph Williger – 139,967 shares.

Appendix 2.13

Details of holdings of the first batch shares being sold by Joseph

The Yossi Willi Management and Investments Ltd. – 2,067,648 shares

Appendix 2.14

Details of holdings of the second batch being sold by Joseph

Yossi Willi Management and Investments Ltd. – 448,810 shares

Y.M. Dekel – Holdings and Investments Ltd. – 36,991 shares

Joseph Williger – 139,967 shares

Appendix 2.21

The Purchaser’s Account

Emblaze Ltd. – International Bank of Israel Ltd., Herzliya Pituach branch (051) Account 324000

Appendix 2.22

The Sellers’ Accounts

Zwi W. & Co. Ltd. – Bank Mizrahi Tefahot, Givatayim branch (455) account 596916

Yossi Willi Management and Investments Ltd. – U-Bank, main branch Tel Aviv (287) account 650560

Y.M. Dekel – Holdings & Investments Ltd. – U-Bank, main branch Tel Aviv (287) account 682454

Joseph Williger – U-Bank, main branch Tel Aviv (287) account 675474

Appendix 2.23

The Trust Account

Bank Leumi l'Israel B.M., Haroe branch (branch 123), account 97000/44, securities account 97000/54, in the names of Ariel Manor and Shimonov Trusts Ltd.

Appendix 2.34

Adjustments due to Distribution of Bonus Shares, Rights Issue and Distribution
of Dividends

The aforesaid adjustments shall apply both to the Put Option in relation to the Company’s shares, i.e. the Remaining Holdings Option as described in Clause 7.1 of the Agreement and also in relation to the Put Option in relation to the Willi International shares as described in Clause 13 of the Agreement, mutatis mutandis, in relation to the latter on a basis that wherever the words “the Company” are written this shall be read as: “Willi International”.  In addition, the contents shall apply to the Sellers jointly and/or severally.

From the Date of Coming into Force of the Agreement and up to the date of exercise of the Put Option, the total number of shares in the Put Option and/or the exercise price of the Put Option shall be subject to the following adjustments, provided that the Effective Date in regard to the events specified below falls before the date of exercise:

a.	If the Company should distribute bonus shares the effective date for the distribution of which falls before the date of exercise of the Put Option, the following provisions will apply:

If the Effective Date with regard to the right to participate in a distribution of bonus shares (in this paragraph “the Effective Date”) falls before the date of exercise, the number of exercise shares in respect of which the Purchaser will be entitled to exercise the Put Option shall increase immediately after the Effective Date by adding the number of shares to which the Purchaser would have been entitled as bonus shares had the Put Option been exercised for shares, and the exercise price per share of the Put Option shall be reduced in a manner that the exercise price for the entire Put Option shall not change.

b.
If an offer is made to the shareholders of the Company by way of a rights issue, the rights to purchase any securities (hereinafter: “Rights”), then the contents of sub-clauses (1) to (3) below shall apply in the sole discretion of the Sellers, in accordance with a notice the Sellers shall deliver to the Purchaser before the date of publication of a prospectus for the rights issue and/or a shelf offer report, as the case may be:

(1)
In a case in which the Sellers have taken full advantage of the rights in respect of all the Put Option shares, the number of exercise shares to which the Purchaser shall be entitled as a result of exercising the Put Option, shall be adjusted to the bonus element in the rights, as same is manifested in the ratio between the closing price of the share on the Stock Exchange on the last trading day before the “ex” day and the base price of the share “ex rights”, that is to say, shares shall be added to the number of exercise shares to the extent which is the pro rata portion of the bonus element in the rights as against the total exercised shares and the exercise price of the Put Option per share shall be reduced accordingly, in a manner that the exercise price of the overall Put Option shall not change.

(2)
In a case in which the Sellers do not take advantage of the rights in respect of all the Put Option shares, the exercise price of the Put Option per share to which the Purchaser will be entitled as a result of exercising the Put Option, shall be adjusted to the bonus element in the rights, as same is expressed in the ratio between the closing price of the share on the Stock Exchange on the last trading day before the “ex” day and the base price of the share “ex rights”, in other words, the quantity of the exercise shares shall not change and the exercise price of the Put Option per share shall be reduced to the extent of the bonus element;

(3)
The Sellers shall, without consideration, endorse over to the Purchaser all the rights to which the Sellers are entitled and in such case there shall be no adjustment in a manner that the exercise price per share of the Put Option, the total number of Put Option shares and the exercise price of the entire Put Option shall not change.

c.
If the Company makes a distribution of dividend, as defined in the Companies Law, including by way of a buy back (as this term is defined in the Companies Law) and including payment of a dividend which does not meet the tests for distribution in accordance with the Companies Law (hereinafter: “a Distribution”), the effective date for the distribution of which falls before the date of exercise of the Put Option, the following provisions shall apply:

Commencing from the first trading day on which the Company’s shares are traded “ex dividend”, the exercise price per share of the Put Option shall be equivalent to the previous exercise price less the amount of the distribution per share gross, that is to say before deduction of tax in respect of such distribution.

d.
If the Company performs a process of splitting/consolidating its shares or a swap of its shares, the number of exercise shares shall be adjusted in a manner that preserves the relative portion of the exercise shares arising from the exercise of the Put Option in the issued and paid-up share capital of the Company (as if the Put Option had been exercised immediately prior to the performance of the act) and the exercise price per share of the Put Option shall be reduced or increased in a manner that the exercise price of the entire Put Option shall not change.

e.
In the event of a merger between the Company and Willi International, in a manner that the Company is the company that is liquidated, the adjustment shall apply to the Remaining Holdings Option in such a way that instead of the exercise shares, the option shall apply to the remaining holdings in relation to Willi International shares that will be received instead of the exercise shares, as a result of the merger and the exercise price will be adjusted according to the swap ratio in the merger.

(12,866)